Exhibit 14.1
BEYOND MEAT, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
(Amended effective as of December 16, 2022)
1.PURPOSE
Beyond Meat, Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Code of Business Conduct and Ethics (this “Code”). The Company has adopted this Code to set expectations and provide guidance applicable to all members of the Company’s Board of Directors (the “Board”) and officers, employees, independent contractors and consultants of the Company (all such persons for purposes of this Code, “employees”). All employees are responsible for reading and understanding this Code and using it as a guide to the performance of their responsibilities for the Company. No one has the authority to make an employee violate this Code, and any attempt to direct or otherwise influence someone else to commit a violation is unacceptable. This Code cannot address every ethical issue or circumstance that may arise. Accordingly, in complying with the letter and spirit of this Code, it is the employee’s responsibility to apply common sense, together with high personal standards of ethics, honesty and accountability, in making business decisions where this Code has no specific guideline. Employees should consider not only their own conduct, but also that of their family members. Throughout this Code, the term “family member” refers to an employee’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such employee’s home (other than a tenant or employee).
In addition, each employee is expected to comply with all other Company policies and procedures that may apply to employees, many of which supplement this Code by providing more detailed guidance. The Company may modify or update these specific policies and procedures from time to time and adopt new Company policies and procedures in the future.
Nothing in this Code is intended to alter existing legal rights and obligations of the Company or any of its employees, including “at-will” employment arrangements or other arrangements or agreements that the Company may have with its employees.
The Company expects all of its directors, executives, managers and other supervisory personnel to act with honesty and integrity, use due care and diligence in performing responsibilities to the Company, help foster a sense of commitment to this Code among its employees and foster a culture of fairness, honesty and accountability within the Company. The Company also expects such personnel to ensure that the Company’s agents and contractors conform to the standards of this Code when working on the Company’s behalf.
If a director needs help understanding this Code, or how it applies to conduct in any given situation, the director should contact the Chairperson (the “Audit Chair”) of the Audit Committee of the Board (the “Audit Committee”) or, in the case of the Audit Chair, the Company’s Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer, who may consult with inside or outside legal counsel as appropriate. If an employee (other than a director) needs help understanding this Code, or how it applies to conduct in any given situation, the employee should contact a supervisor or the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer. In addition, the employee should be alert to possible violations of this Code by others and should report suspected violations without fear of any form of retaliation. See Section 19 (Compliance Standards and Procedures) for a description of whom to contact with questions or how to report suspected violations of the Code.
Anyone who violates the standards in this Code will be subject to appropriate action, which, in certain circumstances, may include (a) for directors, removal from the Board, legal action or referral for criminal prosecution and (b) for employees (other than directors), termination of employment or service provider relationship for cause, legal action or referral for criminal prosecution.

OBEY THE LAW
2.LEGAL COMPLIANCE
Directors and employees must always obey the law while performing their duties to the Company. The Company’s success depends upon each employee operating within legal guidelines and cooperating with authorities. It is essential that all employees know and understand the legal and regulatory requirements that apply to the Company’s business and to their specific area of responsibility. While an employee is not expected to have complete mastery of these laws, rules and regulations, employees are expected to be able to recognize situations that require consultation with others to determine the appropriate course of action. See Section 19 (Compliance Standards and Procedures) for a description of whom to contact with questions about legal compliance.
3.INSIDER TRADING
Every director and employee is prohibited from using “inside” or material nonpublic information about the Company, or about companies with which the Company does business, in connection with buying or selling the Company’s or such other companies’ securities, including “tipping” others who might make an investment decision on the basis of this information. It is illegal, and it is a violation of this Code, the Company’s Insider Trading Policy (the “Insider Trading Policy”) and other Company policies, to tip or to trade on inside information. Employees who have access to inside information are not permitted to use or share that inside information for stock trading purposes or for any other purpose except to conduct Company business.
Employees must exercise the utmost care when in possession of material nonpublic information. The Insider Trading Policy provides guidance on the types of information that might be nonpublic and material for these purposes, and guidelines on when and how an employee may purchase or sell shares of Company stock or other Company securities.
Please review the Insider Trading Policy for additional information.
4.INTERNATIONAL BUSINESS LAWS
Directors and employees are expected to comply with all applicable laws wherever they travel on Company business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. Directors and employees are also expected to comply with U.S. laws, rules and regulations governing the conduct of business by U.S. citizens and entities outside the United States.
These laws, rules and regulations include:
•the U.S. Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a non-U.S. government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books and records and internal controls;
•Other anti-corruption laws that could apply to our business that prohibit public corruption, commercial bribery, and receiving bribes, such as the Criminal Law of the People’s Republic of China and the UK Bribery Act of 2010;
•U.S. embargoes, which restrict or, in some cases, prohibit U.S. persons, corporations and, in some cases, foreign subsidiaries from doing business with certain countries, groups or individuals;
•U.S. export controls, which restrict travel to designated countries, prohibit or restrict exporting from the U.S. goods, services and technology to designated countries and identified persons or entities, and prohibit or restrict the re-export of U.S.-origin goods from the country of original destination to designated countries or identified persons or entities; U.S. anti-boycott compliance, which prohibits U.S. companies from taking any action that has the effect of furthering any unsanctioned boycott of a country friendly to the United States; and
•Anti-money laundering, financial crime, and anti-terrorism laws and regulations that prohibit criminals from moving funds generated from criminal activity through legitimate businesses to hide their criminal origins.

For additional information, please see the Company’s Anti-Corruption Policy and any other related policies that the Company may adopt from time to time.
5.LAWSUITS, LEGAL PROCEEDINGS AND RECORD PRESERVATION
The Company complies with all laws and regulations regarding the preservation of records. Lawsuits, legal proceedings and investigations concerning the Company must be handled promptly and properly. An employee must contact the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer immediately upon receipt of a court order or a court-issued document, or notice of a threatened lawsuit, legal proceeding or investigation.
A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. When there is a “legal hold” in place, employees may not alter, destroy, or discard documents relevant to the lawsuit, legal proceeding or investigation. The Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer determines and identifies what types of records or documents are required to be placed under a legal hold and will notify employees if a legal hold is placed on records for which they are responsible.
If an employee is involved on the Company’s behalf in a lawsuit or other legal dispute, such employee must avoid discussing it with anyone inside or outside of the Company without prior approval of the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer. Employees and their managers are required to cooperate fully with the Company’s legal department in the course of any lawsuit, legal proceeding or investigation.
ETHICAL OBLIGATIONS
6.CONFLICTS OF INTEREST
Employees are expected to avoid actual or apparent conflicts of interest between their personal and professional relationships. For directors, this may include recusal from discussions of the Board when their participation could be perceived as creating such a conflict. A “conflict of interest” occurs when a personal interest interferes in any way (or even appears or could reasonably be expected to interfere) with the interests of the Company as a whole.
Sometimes conflicts of interest arise when an employee takes some action or has some outside interest, duty, responsibility or obligation that conflicts with an interest of the Company or the employee’s duty to the Company. A conflict of interest can arise when an employee takes actions or has interests that may make it difficult to perform the employee’s duties objectively and effectively. Conflicts of interest can also arise when an employee or relative of an employee (including a family member of an employee) receives improper personal benefits as a result of the employee’s position at the Company.
In evaluating whether an actual or contemplated activity may involve a conflict of interest, employees should consider:
•whether the activity would appear improper to an outsider;
•whether the activity could interfere with an employee’s job performance or morale or that of another Company employee;
•whether the employee has access to confidential Company information or influence over significant Company resources or decisions;
•the potential impact of the activity on the Company’s business relationships, including relationships with business partners and service providers;
•the extent to which the activity could benefit the employee or the employee’s relatives, directly or indirectly;
•any overlap between the employee’s specific role at the Company; and
•whether the investment is in a publicly traded or non-publicly traded company.
A few examples of activities that could involve conflicts of interests include:

•Aiding the Company’s competitors. This could take the form of service as a member of the board of directors of a competitor, passing confidential Company information to a competitor or accepting payments or other benefits from a competitor. If employees are concerned about whether an interaction with a competitor constitutes a conflict of interest they should consult with their supervisor and the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer.
•Involvement with any business that does business with the Company or seeks to do business with the Company. Employment by or service on the board of directors of a business partner, supplier or service provider is generally discouraged, and an employee (other than a director) must seek authorization from the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer in advance if the employee plans to have such a relationship. A director must consult with the Audit Chair (or, in the case of the Audit Chair, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer) if the director plans to have such a relationship.
•Owning a significant financial interest in a competitor or a business that does business with the Company or seeks to do business with the Company. In evaluating such interests for conflicts, both direct and indirect interests that employees or their relatives may have should be considered, along with factors such as the following:
othe size and nature of the interest;
othe nature of the Company’s relationship with the other business;
owhether an employee has access to confidential Company information; and
owhether an employee has an ability to influence Company decisions that would affect the other entity.
If a director has or wishes to acquire a significant financial interest in a competitor, or in a business partner, supplier or service provider with which the director has direct business dealings (or approval responsibilities), the director must consult with the Audit Chair (or, in the case of the Audit Chair, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer). If an employee has or wishes to acquire a significant financial interest in a competitor, or in a business partner, supplier or service provider with which the employee has direct business dealings (or approval responsibilities), the employee must consult with the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer. Similarly, if an employee experiences a change of position or seniority that results in having direct business dealings with a business partner or service provider in which the employee already has a significant financial interest, the employee must consult with the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer.
•Soliciting or accepting payments, gifts, loans, favors or preferential treatment from any person or entity that does or seeks to do business with the Company. See Section 10 (Gifts and Entertainment) for further discussion of the issues involved in this type of potential conflict.
•Taking personal advantage of corporate opportunities. See Section 7 (Corporate Opportunities) for further discussion of the issues involved in this type of conflict.
•Having authority on behalf of the Company over a co-worker who is also a family member, or transacting business on behalf of the Company with a family member. If employees may be involved in such situations, they should consult with their supervisors and the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer to assess the situation and determine an appropriate resolution.
Employees must avoid these situations (and others like them), and any other situations where their loyalty to the Company could be compromised. If an employee (other than a director) believes that the employee is or may become involved in a potential conflict of interest, the employee must discuss it with, and seek a determination and prior authorization or approval from, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer. If a director believes a situation may exist in which the director has a conflict of interest that would interfere with the ability to perform the director’s responsibilities as a director, the director must promptly notify the Audit Chair (or, in the case of the Audit Chair, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer). In

such a scenario, the Audit Committee, acting where appropriate on the advice and guidance of counsel, will review all relevant facts and may (i) determine that the conduct or situation does not amount to a conflict of interest, (ii) provide guidance to avoid a conflict from developing (such as suggesting recusal from consideration and/or approval of specific matters that come before the Board) or (iii) declare that the director may not pursue a certain course of action, or must terminate the conflict. In addition, all related-party transactions, whether or not deemed to be a conflict of interest, must be approved in accordance with the Company’s Related-Party Transactions Policy.
Special Note Regarding Employee Loans
Loans to employees or their family members by the Company, or guarantees of their loan obligations, could constitute an improper personal benefit to the recipients of these loans or guarantees. Accordingly, Company loans and guarantees for executive officers and directors are expressly prohibited by law and Company policy. In addition, approval of the Human Capital Management and Compensation Committee of the Board is required for any Company loan to any other employee.
7.CORPORATE OPPORTUNITIES
Employees may not compete with the Company or take personal advantage of business opportunities that the Company might want to pursue. Employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company property, information or position. Even opportunities that are acquired through independent sources may be questionable if they are related to the Company’s existing or proposed lines of business.
No employee may use Company property, information or position for personal gain. Employees owe a duty to the Company to advance the Company’s legitimate business interests when opportunities arise. Accordingly, participation by employees in outside business opportunities that are related to the Company’s existing or proposed lines of business is prohibited.
Directors should consult with the Audit Chair (or, in the case of the Audit Chair, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer) and employees (other than directors) should consult with the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer, in each case, to determine an appropriate course of action if interested in pursuing an opportunity that they discovered through their Company position or use of Company property or information.
8.FINANCIAL INTEGRITY; PUBLIC REPORTING
The Company strives to maintain integrity of the Company’s records and public disclosure. The Company’s corporate and business records, including all supporting entries to the Company’s books of account, must be completed honestly, accurately and understandably. The Company’s records are important to investors and creditors. They serve as a basis for managing the Company’s business and are important in meeting the Company’s obligations to business partners, suppliers, vendors, creditors, employees and others with whom the Company does business. The Company depends on the books, records and accounts accurately and fairly reflecting, in reasonable detail, the Company’s assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.
To help ensure the integrity of the Company’s records and public disclosure, the Company requires that:
•no entry be made in the Company’s books and records that is intentionally false or misleading;
•transactions be supported by appropriate documentation;
•the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in the Company’s books and records;
•employees comply with the Company’s system of internal controls and be held accountable for their entries;
•any off-balance sheet arrangements of the Company are clearly and appropriately disclosed;

•employees work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents;
•no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund; and
•records be retained or destroyed according to the Company’s document retention policies or procedures then in effect.
The Company’s disclosure controls and procedures are designed to help ensure that the Company’s reports and documents filed with or submitted to the U.S. Securities and Exchange Commission (the “SEC”) and other public disclosures are complete, fair, accurate, fairly present the Company’s financial condition and results of operations and are timely and understandable. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should be familiar with and adhere to all disclosure controls and procedures and generally assist the Company in producing financial disclosures that contain all of the information about the Company that is required by law and would be important to enable investors to understand the Company’s business and its attendant risks. These controls and procedures include, but are not limited to, the following:
•no employee may take or authorize any action that would cause the Company’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;
•all employees must cooperate fully with the Company’s finance department, as well as the Company’s independent auditors and legal counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records, as well as its reports filed with the SEC, are accurate and complete; and
•no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of such reports accurate in all material respects.
In connection with the preparation of the financial and other disclosures that the Company makes to the public, including by press release or filing a document with the SEC, directors must, in addition to complying with all applicable laws, rules and regulations, follow these guidelines:
•act honestly, ethically, and with integrity;
•comply with this Code;
•endeavor to ensure complete, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC;
•raise questions and concerns regarding the Company’s public disclosures when necessary and ensure that such questions and concerns are appropriately addressed;
•act in good faith in accordance with the director’s business judgment, without misrepresenting material facts or allowing independent judgment to be subordinated by others; and
•comply with the Company’s disclosure controls and procedures and internal controls over financial reporting.
If an employee becomes aware that the Company’s public disclosures are not complete, fair and accurate, or if an employee becomes aware of a transaction or development that the employee believes may require disclosure, the employee should report the matter immediately.
9.CONDUCT OF SENIOR FINANCIAL EMPLOYEES
The Company’s finance department has a special responsibility to promote integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. As such, the Board requires that the Chief Executive Officer and senior personnel in the Company’s finance department adhere to the following ethical principles and accept the obligation to foster a culture throughout the Company as a whole that ensures the accurate and timely reporting of the Company’s financial results and condition.
Because of this special role, the Company requires that the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Corporate Controller and any other persons performing similar functions (“Senior Financial Employees”):
•Act with honesty and integrity and use due care and diligence in performing their responsibilities to the Company.
•Avoid situations that represent actual or apparent conflicts of interest with their responsibilities to the Company, and disclose promptly to the Audit Committee, any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict. Without limiting the foregoing, and for the sake of avoiding an implication of impropriety, Senior Financial Employees shall not:
oaccept any material gift or other gratuitous benefit from a business partner, supplier or vendor of products or services, including professional services, to the Company (this prohibition is not intended to preclude ordinary course entertainment or similar social events; see Section 10 (Gifts and Entertainment) for further discussion of the issues involved in this type of potential conflict);
oexcept with the approval of the disinterested members of the Board, directly invest in any privately-held company that is a business partner, supplier or vendor of the Company where the Senior Financial Employee, either directly or through people in such Senior Financial Employee’s chain of command, has responsibility or ability to affect or implement the Company’s relationship with the other company; or
omaintain more than a passive investment of greater that 1% of the outstanding shares of a public company that is a business partner, supplier or vendor of the Company.
•Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements.
•Comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities.
•Achieve responsible use of and control over all assets and resources entrusted to each Senior Financial Employee.
10.GIFTS, ENTERTAINMENT, AND TRAVEL EXPENSES
Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. All employees must be careful to avoid even the appearance of impropriety in giving or receiving gifts, entertainment, or travel expenses. In general, an employee cannot offer, provide or accept any gifts, entertainment or travel expenses in connection with an employee’s service to the Company except in a manner consistent with customary business practices, such as customary and reasonable meals and entertainment.
Gifts and entertainment must not be excessive in value, in cash, susceptible of being construed as a bribe or kickback, or in violation of any laws. This principle applies to the Company’s transactions everywhere in the world, even if it conflicts with local custom. Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction.
Under the Company’s Anti-Corruption Policy, pre-approval in writing by the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer, is required before providing a gift, entertainment, or travel expenses to a public official, or in the case of non-public officials, providing any gift or entertainment valued over $500 per recipient. For additional information, please see the Company’s Anti-Corruption Policy, as well as any local policies or procedures regarding gifts and entertainment.

11.POLITICAL CONTRIBUTIONS AND GIFTS, CHARITABLE ACTIVITIES
The Company does not make contributions or payments that could be considered a contribution to a political party or candidate, or to intermediary organizations such as political action committees. However, an employee is free to exercise an employee’s right to make personal political contributions within legal limits. An employee should not make these contributions in a way that might appear to be an endorsement or contribution by the Company. The Company will not reimburse an employee for any political contribution.
The Company may make charitable donations from time to time using corporate funds, including financial contributions or donations of in-kind items. Charitable activity may not be given as a quid pro quo or improper benefit to a government official or private person in exchange for business or a business advantage for the Company. Charitable donations must be approved according to relevant Company policies, and all such donations must be completely and accurately recorded in the Company’s books and records.
TREAT OTHERS INSIDE AND OUTSIDE OF THE COMPANY
FAIRLY AND HONESTLY
12.COMPETITION AND FAIR DEALING
The Company strives to compete vigorously and to gain advantages over its competitors through superior business performance, not through unethical or illegal business practices. No employee may through improper means acquire proprietary information from others, possess trade secret information or induce disclosure of confidential information from past or present employees of other companies. If an employee becomes aware of the improper acquisition of this type of information, the employee should report it immediately.
Employees are expected to deal fairly and honestly with anyone with whom they have contact in the course of performing their duties to the Company. The making of false or misleading statements about the Company’s competitors is prohibited by this Code, inconsistent with the Company’s reputation for integrity and harmful to the Company’s business. Employees may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misuse of confidential information, misrepresentation of material facts or any other unfair business practice.
Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on typical commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.
Employees involved in sales have a special responsibility to abide by all Company policies regarding selling activities, including Company policies relevant to revenue recognition.
Special Note Regarding Antitrust Laws
Antitrust laws are designed to protect customers and the competitive process. These laws generally prohibit the Company from establishing:
•price fixing arrangements with competitors or resellers;
•arrangements with competitors to share pricing information or other competitive marketing information, or to allocate markets or customers;
•agreements with competitors or customers to boycott particular business partners, customers or competitors; or
•a monopoly or attempted monopoly through anticompetitive conduct.
Some kinds of information, such as pricing, production and inventory, should never be exchanged with competitors, regardless of how innocent or casual the exchange may be, because even where no formal arrangement exists, merely exchanging information can create the appearance of an improper arrangement.

In all contacts with competitors, whether at trade or business association meetings or in other applicable venues, do not discuss pricing policy, contract terms, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities. Discussion of these subjects or collaboration on them with competitors can be illegal. If a competitor mentions any of these topics in the course of a discussion with an employee, such employee should object, stop the conversation immediately and tell the competitor that under no circumstances will the employee discuss these matters.
Noncompliance with the antitrust laws can have extremely negative consequences for the Company, including negative publicity, long and costly investigations and lawsuits and substantial fines or damages. Understanding the requirements of antitrust and unfair competition laws of the jurisdictions where the Company does business can be difficult, and employees are urged to seek assistance from their supervisors or the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer whenever they have questions relating to these laws.
13.CONFIDENTIALITY
The Company depends upon its confidential information, and relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect it. Confidential information includes (a) business, marketing, product and service plans; (b) business and pricing strategies; (c) financial information and forecasts; (d) product architecture, source codes, engineering ideas, designs, data, databases, technical information and other intellectual property; (e) personnel information; (f) business partner, supplier and customer lists and data; (g) similar types of information provided to the Company by its business partners, distributors, suppliers or vendors; and (h) all other non-public information (regardless of its source) that might be of use to competitors or harmful to the Company or its business partners, suppliers or vendors, if disclosed, all of which is more fully described in the employee confidential information and invention assignment agreement or similar agreement (including consulting or contractor agreements) that employees (other than directors) signed when they joined the Company. The Company cannot protect its confidential information without its employees’ help. Employees who have had access to confidential Company information must keep it confidential at all times, both while working for the Company and after employment ends and directors must keep Company information confidential at all times, including at all times after such director ceases to be a director.
Employees must not share confidential Company information, or any confidential information of a business partner, supplier or vendor with anyone who has not been authorized to receive it, except when disclosure is authorized or legally mandated. Unauthorized use or distribution of this information is extremely serious; it would violate the confidential information and invention assignment agreement or similar agreement (including consulting or contractor agreement) and it could be illegal and result in civil liability or criminal penalties. It would also violate the Company’s trust in an employee, and the trust of a business partner, supplier or vendor in the Company.
Directors and employees must take precautions to prevent unauthorized disclosure of confidential information. Materials that contain confidential information, such as files, memos, notebooks, computer disks, mobile devices, memory sticks and laptop computers, should be stored securely. Accordingly, directors and employees should also take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential information. Directors and employees should not discuss sensitive matters or confidential information in public places.
Employees may not discuss the Company’s business or confidential information in public places, including posting confidential Company information on the internet or through social media platforms, regardless of whether employees use their own name or a pseudonym, and directors should avoid discussing confidential information on cellular phones to the extent practicable. Please see the Company’s Corporate Communications and Social Media Policy for additional information.
All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes. Please see the Company’s Corporate Communications and Social Media Policy for additional information.
Employees are required to observe the provisions of any other specific policy regarding data protection, privacy and confidential information that the Company may adopt from time to time, as well as any applicable laws relating to data protection and privacy. If an employee becomes aware of any instance of inappropriate handling of information or data or any security breach, the employee should report it immediately.
14.PROTECTION AND PROPER USE OF COMPANY ASSETS
All employees are expected to protect the Company’s assets and ensure their efficient use for legitimate business purposes. These assets include the Company’s proprietary information, including intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Theft, carelessness and waste have a direct impact on the Company’s business and operating results. Company property, such as computer equipment, buildings, furniture and furnishings, office supplies, products and inventories, should be used only for activities related to an employee’s employment, although incidental personal use is permitted. The Company retains the right to access, review, monitor and disclose any information transmitted, received or stored using the Company’s electronic equipment, with or without an employee’s or third party’s knowledge, consent or approval. Any theft, misuse or suspected theft or misuse of the Company’s assets that becomes known to an employee must be immediately reported.
15.MEDIA CONTACTS AND PUBLIC COMMUNICATIONS
It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with the Company’s Corporate Communications and Social Media Policy in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. Only those individuals designated as official spokespersons in the Company’s Corporate Communications and Social Media Policy may address questions regarding financial matters. Please see the Company’s Corporate Communications and Social Media Policy for additional information.
16.EQUAL OPPORTUNITY AND DIVERSITY AND INCLUSION
The Company is committed to a diverse and inclusive workplace, accessibility, and equal opportunities for everyone. We work hard to ensure that everyone at the Company – including our employees but also our customers, suppliers, and business partners – are treated equally. We value the diverse backgrounds of our employees, and believe these unique perspectives and abilities are part of the strength of our business.
In keeping with this commitment, the Company is an equal employment opportunity employer. This means that employment decisions are to be based on merit and business needs, and not based upon race, color, citizenship status, religious creed, national origin, ancestry, gender, sexual orientation, gender identity or gender expression, age, marital status, veteran status, pregnancy, physical or mental disability, medical condition, family and medical care leave status or any other condition prohibited by law.
17.RESPECT AND DIGNITY IN THE WORKPLACE
The Company believes that all employees must be treated with dignity and respect. Employees have the right to work in a place that is free from harassment, bullying, abuse and intimidation, sexual or otherwise, or acts or threats of physical violence or abuse. We do not tolerate verbal or physical conduct that demeans another person, interferes with work performance, or creates an intimidating, abusive, hostile or offensive work environment.
The Company does not tolerate harassment of any kind, which could include slurs, offensive or unwelcome remarks, or inappropriate or derogatory jokes (whether explicit or innuendo). Harassment can take many forms, including physical gestures, electronic communications, or other visual, verbal or physical conduct that could create an intimidating, hostile or offensive work environment. In addition, “sexual harassment” includes unwelcome sexual advances, sharing or circulating sexually explicit pictures or materials, requests for sexual favors, or other conduct of a sexual nature. Harassment of any kind is unacceptable and prohibited.
ADMINISTRATIVE MATTERS
18.AMENDMENT AND WAIVER
Any amendment or waiver of this Code must be in writing and must be authorized by a majority of the members of the Board or, to the extent permissible under applicable laws, rules and regulations, a committee of the Board if the Board has delegated such authority to a committee. The Company will notify employees of any material changes to this Code. Any such amendment or waiver may be publicly disclosed if required by applicable laws, rules and regulations.
19.COMPLIANCE STANDARDS AND PROCEDURES
Compliance Resources
The Company has an obligation to promote ethical behavior. Directors are encouraged to talk to the Audit Chair (or, in the case of the Audit Chair, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer) when in doubt about the application of any provision of this Code, and employees (other than directors) are encouraged to talk to their supervisors, managers and other appropriate personnel (including the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer) when in doubt about the application of any provision of this Code.
In addition to fielding questions with respect to interpretation or potential violations of this Code, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer is responsible for:
•investigating possible violations of this Code;
•training new employees in Code policies;
•conducting training sessions to refresh employees’ familiarity with this Code;
•recommending updates to this Code as needed for approval by the Audit Committee, to reflect changes in the law, Company operations and recognized best practices, and to reflect Company experience with this Code; and
•otherwise promoting an atmosphere of responsible and ethical conduct.
For directors, the Audit Chair (or, in the case of the Audit Chair, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer) is the most immediate resource for any matter related to this Code. For employees (other than directors), the supervisor of an employee is the most immediate resource for any matter related to this Code. Supervisors may have relevant information or may be able to refer questions to another appropriate source. There may, however, be times when an employee prefers not to go to the employee’s supervisor. In these instances, employees should feel free to discuss their concern with the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer. If an employee (other than a director) is uncomfortable speaking with the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer because the Chief Legal Officer or Chief Financial Officer works in the employee’s department or is one of the employee’s supervisors, please contact the chair of the Risk Committee (the “Risk Committee”) of the Board (for non-financial compliance matters including enterprise-wide risks such as strategic and operational risks and legal, compliance and ethics risks), the Audit Chair (for matters related to accounting, internal accounting, controls or auditing), or the chair of the Nominating & Corporate Governance Committee of the Board (for all other matters).
Clarifying Questions and Concerns
If a director encounters a situation or is considering a course of action and its appropriateness is unclear, the director should discuss the matter promptly with the Audit Chair (or, in the case of the Audit Chair, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer).
If an employee encounters a situation or is considering a course of action and its appropriateness is unclear, the employee should discuss the matter promptly with the employee’s supervisor or the Chief Legal Officer. Even the appearance of impropriety can be very damaging to the Company and should be avoided.
Reporting Possible Violations; Non-Retaliation Policy
If an employee is aware of a suspected or actual violation of this Code by others, it is the employee’s responsibility to report it. Employees and directors must make an immediate report of any suspected or actual violations (whether or not based on personal knowledge) of applicable law or regulations or the Anti-Corruption Policy.

Employees who wish to submit a concern or complaint regarding a possible violation of this Code can contact their supervisor or use any of the following mechanisms:
(i)the Company’s ethics hotline, which can be accessed 24 hours a day, 7 days a week by telephone at 866-759-7890. The third-party ethics hotline provider will route all reports received directly to the Chair of the Audit Committee, the Company's Chief Legal Officer, and the Company’s Chief Financial Officer;
(ii)the Company’s confidential, anonymous web submission system, which can be accessed at https://www.whistleblowerservices.com/beyondmeat;
(iii)the Audit Committee of the Company’s Board of Directors (or its designee) or the Audit Chair; or
(iv)any of the officers of the Company, including the Chief Executive Officer, Chief Legal Officer, or Chief Financial Officer.
As permitted by law, reporting can be anonymous. Supervisors must promptly report any complaints or observations of Code violations to the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer.
Employees and directors should refer to the Company’s Whistle-Blower Policy and Procedures to report accounting, internal accounting controls or auditing matters or possible violations of the federal securities laws.
Employees should raise questions or report potential violations of this Code without any fear of retaliation in any form; it is the Company’s policy not to retaliate in such circumstances and the Company will take prompt disciplinary action, up to and including termination of employment or service provider relationship for cause, against any employee who retaliates against the reporting employee.
Investigations
The Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. As needed, the Chief Legal Officer or, if there shall be no Chief Legal Officer, the Chief Financial Officer will consult with the Human Resources department, the Audit Committee, the Governance Committee and outside counsel, as appropriate.
The Audit Committee may conduct its own investigations of Code violations as it deems appropriate, including investigations related to accounting, internal accounting controls or auditing matters, or possible violations of the federal securities laws, as set forth in the Company’s Whistle-Blower Policy and Procedures.
If the investigation indicates that a violation of this Code has probably occurred, the Company will take such action as it believes to be appropriate under the circumstances. If the Company determines that an employee is responsible for a Code violation, the employee will be subject to disciplinary action up to, and including, termination of employment for cause and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.
20.NO RIGHTS CREATED
This Code is a statement of fundamental principles, policies and procedures that govern the conduct of the Company’s employees. It is not intended to and does not create any legal rights for any business partner, supplier, vendor, competitor, stockholder or any other non-employee or entity.
21.ADMINISTRATION OF THIS CODE
The Audit Committee will assist the Risk Committee and Chief Legal Officer, in reviewing this Code as set forth in the Audit Committee’s charter and overseeing the establishment of procedures for the prompt internal reporting of violations of this Code. It may request reports from the Company’s executive officers about the implementation of this Code and may take any steps in connection with the implementation of this Code as it deems necessary, subject to the limitations set forth in this Code. The Audit Committee will have the authority to review and assess this Code and recommend revisions for approval by the Board. The Company will notify directors of any material changes to this Code.